Exhibit 97

NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP

CLAWBACK POLICY

Not Applicable

New England Realty Associates Limited Partnership has no employees, and therefore, a clawback policy is not applicable.